Exhibit (d)(22)(ii)

AXA PREMIER VIP TRUST

AMENDMENT NO. 1

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement dated as of August 1, 2011 (“Amendment No. 1”), between AXA Equitable Funds Management Group, LLC, a limited liability corporation organized in the State of Delaware (the “Manager”) and Tradewinds Global Investors, LLC (“Adviser”), a Delaware limited liability company.

WHEREAS, the Manager and the Adviser have entered into an Investment Advisory Agreement, dated as of May 1, 2011, (“Agreement”) on behalf of the AXA Premier VIP Trust (“Trust”); and

WHEREAS, the Manager and the Adviser desire to modify the Agreement to reflect new fees paid to the Adviser with respect to the Multimanager Mid Cap Value Portfolio (“Portfolio”).

NOW, THEREFORE, effective as of August 1, 2011, the Manager and Adviser agree to modify the Agreement as follows:

1. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

2. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		TRADEWINDS GLOBAL INVESTORS, LLC

By:	/s/ Steven M. Joenk	By:	/s/ Constance G. Lawton
	Steven M. Joenk		Name: Constance G. Lawton
	Chairman, Chief Executive Officer, and President		Title: Co-President and Executive Managing Director

Exhibit (d)(22)(ii)

APPENDIX A

AMENDMENT NO. 1

INVESTMENT ADVISORY AGREEMENT

Portfolio	Annual Advisory Fee Rate**

Multimanager Mid Cap Value Portfolio*	0.60% of the Tradewinds Allocated Portion’s average daily net assets.

*	Fee to be paid with respect to the Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which may be referred to as the “Tradewinds Allocated Portion.”
**	The daily advisory fee for the Tradewinds Allocated Portion is calculated by multiplying the aggregate net assets of the Tradewinds Allocated Portion at the close of the immediately preceding business day by the applicable annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.